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EXHIBIT 99.3

AMENDMENT NUMBER TWO
TO THE
MAXWELL TECHNOLOGIES, INC.
1994 EMPLOYEE STOCK PURCHASE PLAN

        The Maxwell Technologies, Inc. 1994 Employee Stock Purchase Plan (the "Plan"), is hereby amended in the following respects:

1.    Increase in Authorized Shares.

          Section 1, Establishment of the Plan, is hereby amended to delete the number "200,000" (which has previously been increased to 400,000 through a stock split) to the number "650,000".

2.    Effective Date.

          This Amendment Number Two to the Plan shall be effective as of April 27, 2001.

3.    Ratification and Re-Affirmation.

          Except as specifically amended hereby, the Plan, as heretofore amended to date shall remain in full force and effect in accordance with its terms.

MAXWELL TECHNOLOGIES, INC.
By:	/s/ DONALD M. ROBERTS Donald M. Roberts, Secretary

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  EXHIBIT 99.3
AMENDMENT NUMBER TWO TO THE MAXWELL TECHNOLOGIES, INC. 1994 EMPLOYEE STOCK PURCHASE PLAN